Exhibit 99

1st Pacific Bank of California

Written Consent of Shareholders for Approving the
Plan of Reorganization and Merger Agreement by and between
1st Pacific Bank of California, PBC Merger Company and 1st Pacific Bancorp

The board of directors of 1st Pacific Bank of California on August 16, 2006 approved the Plan of Reorganization and Merger Agreement by and between 1st Pacific Bank of California, PBC Merger Company and 1st Pacific Bancorp providing for the corporate reorganization of 1st Pacific Bank of California, whereby 1st Pacific Bank of California will become the wholly-owned subsidiary of the new holding company, 1st Pacific Bancorp.  A copy of the agreement is attached to the written consent solicitation statement/prospectus as Exhibit A.  The following proposal is hereby submitted for approval:

Proposal 1:  To approve the principal terms of the Plan of Reorganization and Merger Agreement attached as Exhibit A to the written consent solicitation statement/prospectus.

Please indicate your vote with respect to the proposal by checking the appropriate box.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Your failure to submit this written consent will be a vote against the proposal.  Any shareholder who signs and returns this form of written consent without indicating a vote FOR, AGAINST, or ABSTAIN on the proposal, will be deemed to have consented to such proposal.  This written consent may be revoked at any time by a written instrument filed with the Secretary of 1st Pacific Bank of California before written consents representing the required majority of 1st Pacific Bank of California=s outstanding common stock have been filed with the Secretary of 1st Pacific Bank of California.

This written consent is solicited by the board of directors of 1st Pacific Bank of California.

Signature

Signature (if held jointly)

Date

Please date this written consent and sign exactly as the name(s) appear(s) on the stock certificate and return it using the enclosed postage prepaid envelope.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

PLEASE RETURN THIS WRITTEN CONSENT FORM BY DECEMBER 29, 2006.